NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
Allen Staggers	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 830-5433	and Corporate Communications
Media Hotline: 1-888-233-3583	Phone: (724) 838-6895
E-mail: astagge@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Announces Leadership Changes

GREENSBURG, Pa., June 20, 2006 -- Allegheny Energy, Inc. (NYSE: AYE) today announced new responsibilities for three existing executives.

In the appointments announced today:

•

Philip L. Goulding, currently Vice President, Strategic Planning and Chief Commercial Officer, will succeed Jeffrey D. Serkes as Senior Vice President and Chief Financial Officer upon Mr. Serkes’ departure on July 7. Mr. Goulding will lead Allegheny’s financial, accounting, strategic planning, information technology and supply chain functions.

•

Joseph H. Richardson, currently President of the company’s electric delivery business, Allegheny Power, will become Chief Operating Officer of Allegheny Energy’s generation business. His responsibilities will include power station operations, engineering, construction, power marketing and fuel logistics.

•	David E. Flitman, currently Vice President, Distribution in the electric delivery business, will become President of the electric delivery business.

“Since joining us three years ago, Jeff Serkes has done a superb job of dealing with the many issues we faced on the road to financial recovery,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “His expertise and leadership have been invaluable. We regret his decision to leave the company, but understand his desire to return to his family and home in Connecticut. All of us wish Jeff the very best in his future endeavors.

“With his comprehensive understanding of our business, combined with extensive financial and energy industry experience, Phil Goulding is well-qualified to be our next chief financial officer,” Mr. Evanson said. “Joe Richardson and Dave Flitman have demonstrated strong leadership skills, and that will be a great asset in their new responsibilities. I am delighted to have all of them on our team.”

Mr. Goulding joined Allegheny in October 2003 as Vice President, Strategic Planning and Chief Commercial Officer. He has over 20 years of energy industry experience. Prior to joining Allegheny, he was Vice President and Partner at L.E.K. Consulting, where he led the North

American energy practice, providing strategic counsel to electric and gas utilities and other clients. Prior to that, he spent 16 years with Shell Oil Company, including senior positions in corporate finance and strategic planning. Goulding holds a Master of Science degree in finance from the University of Houston and a Bachelor of Science degree with a double major in mathematics and computer science from Duke University. In addition, he completed Harvard Business School’s Executive Program.

Mr. Richardson joined the company as President of Allegheny Power in August 2003. Previously, he served as President and Chief Executive Officer of Global Energy Group, an energy efficiency technology company. Prior to that, he spent 25 years with Florida Power Corporation. He held the positions of President, Chief Executive Officer and Chief Operating Officer during the last five years of his tenure at Florida Power, with responsibility for all regulated businesses, including fossil and nuclear generation. He graduated from Cornell University with a Bachelor of Arts degree in economics and earned a Juris Doctor degree with high honors from Florida State University’s College of Law.

Mr. Flitman joined the company as Vice President, Distribution in February 2005. In that capacity, he was responsible for about 62,000 miles of distribution lines, 1,600 employees and 50 service centers across a four-state region. Previously, he spent nearly 20 years with E.I. du Pont de Nemours and Company in a series of operational and leadership assignments, including engineering, manufacturing, sales, marketing and global business positions. He graduated from Purdue University with a Bachelor of Science degree in chemical engineering.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

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